PROSPECTUS SUPPLEMENT                          Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated June 8, 2001)                            File No. 333-60510

                                $1,220,793,000

                         HOUSEHOLD INTERNATIONAL, INC.

              ZERO COUPON CONVERTIBLE SENIOR DEBENTURES DUE 2021

                                --------------

Holders may convert the debentures into shares of our common stock at a conversion ratio of 9.0220 shares per $1,000 principal amount of debentures at maturity, subject to adjustment, before August 2, 2021 under any of the following circumstances: (1) during any fiscal quarter commencing after September 30, 2001 or on any business day commencing after June 30, 2021, if the closing sale price of our common stock exceeds 110% of the conversion price for at least (x) 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter or (y) one trading day after June 30, 2021 and prior to the date of conversion; (2) subject to certain exceptions, during the five business day period after any nine consecutive trading day period in which the trading price of the debentures for each day of such period was less than 95% of the product of the closing sale price of our common stock multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the debentures; (3) if the debentures have been called for redemption; or (4) upon the occurrence of certain corporate events. The conversion ratio will not be adjusted for accrued original issue discount.

                                --------------

We will pay contingent interest to the holders of debentures during any six-month period from February 1 to July 31 and from August 1 to January 31, with the initial six-month period commencing August 1, 2006, if the average closing sale price of our common stock for a certain measurement period equals 120% or more of the sum of the issue price and accrued original issue discount for a debenture divided by the conversion rate. During any period when contingent interest shall be payable, the contingent interest payable per debenture in either the first three months or second three months of such period will equal the greater of (x) the sum of all regular cash dividends paid by us per share on our common stock during those three months multiplied by the number of shares of our common stock issuable upon conversion of a debenture at the applicable conversion rate and (y) 0.00125 multiplied by the sum of the issue price and accrued original issue discount for a debenture to the last day of the relevant three-month period. For United States federal income tax purposes, the debentures will constitute contingent payment debt instruments. You should read the discussion of selected United States federal income tax considerations relevant to the debentures beginning on page S-23.

                                --------------

On or after August 2, 2006, we may redeem any of the debentures at the redemption prices set forth herein. Holders may require us to repurchase the debentures at the repurchase prices set forth herein on August 2 of 2002, 2003, 2004, 2005, 2006, 2008, 2011 and 2016.

                                --------------

The debentures will constitute senior unsecured debt of Household and will rank on a parity with all other existing and future senior unsecured debt of Household and prior to all subordinated debt.

                                --------------

Our common stock is listed on the New York Stock Exchange under the symbol "HI." On July 25, 2001, the reported last sale price of our common stock on the New York Stock Exchange was $66.76 per share.

                                --------------

Investing in the debentures involves risks. See "Risk Factors" beginning on page S-7.

                                --------------

           PRICE 81.914% AND ACCRUED ORIGINAL ISSUE DISCOUNT, IF ANY

                                --------------

                                                      Underwriting
                                          Price to    Discounts and Proceeds to
                                           Public      Commissions    Company
                                       -------------- ------------- ------------
Per Debenture.........................    81.914%        1.229%       80.685%
Total................................. $1,000,000,378  $15,003,546  $984,996,832

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the debentures to purchasers on August 2, 2001.

                                --------------

                                MORGAN STANLEY
July 26, 2001

                               TABLE OF CONTENTS

                           Prospectus Supplement                            Page
                           ---------------------                            ----
Summary....................................................................  S-3
Risk Factors...............................................................  S-7
Use of Proceeds............................................................  S-8
Common Stock...............................................................  S-8
Description of Debentures..................................................  S-9
United States Federal Tax Considerations................................... S-23
Underwriter................................................................ S-28
Legal Matters.............................................................. S-29

                                Prospectus                                  Page
                                ----------                                  ----
Prospectus Summary.........................................................   2
Forward-Looking Statements.................................................   4
Household International, Inc. .............................................   5
Use of Proceeds............................................................   5
Ratio of Earnings to Fixed Charges.........................................   5
Description of Debt Securities.............................................   6
Description of Warrants to Purchase Debt Securities........................  13
Description of Capital Stock...............................................  14
Plan of Distribution.......................................................  22
Where You Can Find More Information........................................  23
ERISA Matters..............................................................  24
Legal Opinions.............................................................  25
Experts....................................................................  25

                               ----------------

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the debentures and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the debentures.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are offering to sell the debentures only where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the dates of the documents incorporated by reference, regardless of the time of delivery of this prospectus supplement or of any sale of the debentures.

                                    SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included or incorporated by reference in this prospectus supplement or the accompanying prospectus. References in this prospectus supplement to "we," "us," "our" or "Household" refer to Household International, Inc., unless the context requires otherwise or the text indicates otherwise.

                                   HOUSEHOLD

   Household is a holding company whose business is focused on consumer lending. Through our subsidiaries, we offer numerous consumer lending products primarily to middle-market consumers in the United States, the United Kingdom and Canada. We offer home equity credit loans and other real estate secured loans, auto finance loans, tax refund anticipation loans, MasterCard and Visa credit cards, private label credit cards, retail installment sales finance loans and other types of unsecured loans. Also in conjunction with our business, we make credit life, credit accident, health and disability, term and speciality insurance available to our customers in the United States, Canada and the United Kingdom. Household's principal executive office is located at 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone: 847-564-5000).

                                  THE OFFERING

Securities Offered..........  $1,220,793,000 principal amount at maturity of
                              Zero Coupon Convertible Senior Debentures due 2021. We will not pay periodic interest on the debentures, unless contingent interest becomes payable as described under "Description of Debentures--Contingent Interest."

Maturity Date...............  August 2, 2021.

Ranking.....................  The debentures will constitute senior unsecured debt of Household and will rank on a parity with all other existing and future senior unsecured debt of Household and prior to all subordinated debt.

Yield to Maturity of          1.00% per year compounded semi-annually,
Debentures..................  calculated from August 2, 2001, excluding any contingent interest.

Original Issue Discount.....  We are offering the debentures at an issue price substantially below the principal amount at maturity of the debentures. The difference between the issue price and the principal amount at maturity of a debenture is referred to as original issue discount. This original issue discount will accrue daily at a rate of 1.00% per year beginning on August 2, 2001, calculated on a semi-annual bond equivalent basis, using a 360-day year comprised of twelve 30-day months. The accrual of imputed interest income, also referred to as tax original issue discount, as calculated for United States federal income tax purposes, will exceed the accrued original issue discount. See "United States Federal Tax Considerations-- Accrual of Interest on the Debentures."

Contingent Interest.........  We will pay contingent interest during any six-
                              month period from February 1 to July 31 and from August 1 to January 31, with the initial six month period commencing August 1, 2006, if the average closing sale price of our common stock for the five trading days ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for a debenture to the day immediately preceding the first day of the applicable six-month period divided by the conversion rate. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within that six-month period, then the five trading day period for determining the average closing sale price of our common stock will be the five trading days ending on the third trading day immediately preceding such record date. During any period when contingent interest shall be payable, the contingent interest payable per debenture in either the first three months or the second three months of such period will equal the greater of (x) the sum of all regular cash dividends paid by us per share on our common stock during those three months multiplied by the number of shares of our common stock issuable upon conversion of a debenture at the then applicable conversion rate and (y) 0.00125 multiplied by the sum of the issue price and accrued original issue discount for a debenture to the last day of the relevant three month period. The original issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

Conversion Rights...........  You may convert the debentures into shares of our common stock at a conversion ratio of 9.0220 shares per $1,000 principal amount of debentures, subject to adjustment, prior to the final maturity date under any of the following circumstances:

                              . during any fiscal quarter commencing after
                                September 30, 2001 or on any business day commencing after June 30, 2021 if the closing sale price of our common stock exceeds 110% of the conversion price for at least (x) 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter or (y) one trading day after June 30, 2021 and prior to the date of conversion; or

                              . during the five business day period after any
                                nine consecutive trading day period in which the trading price of the debentures for each day of such period was less than 95% of the product of the closing sale price of our common stock multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the debentures; or

                              . if the debentures have been called for
                                redemption; or

                              . upon the occurrence of specified corporate
                                events described under "Description of
                                Debentures--Conversion of Debentures--
                                Conversion upon Specified Corporate
                                Transactions."

Tax Original Issue            The debentures will be debt instruments subject
Discount....................  to the United States federal income tax contingent payment debt regulations. You should be aware that, even if we do not pay any contingent interest on the debentures, you will be required to include interest in your gross income for United States federal income tax purposes. The imputed interest, also referred to as tax original issue discount, will accrue at a rate equal to 5.89% per year, computed on a semi-annual bond equivalent basis, which represents the yield on our noncontingent, nonconvertible, fixed-rate debt with terms otherwise comparable to those of the debentures. The rate at which the tax original issue discount will accrue for United States federal income tax purposes will exceed the stated yield of 1.00% for the accrued original issue discount.

Redemption..................  We may redeem any of the debentures on or after
                              August 2, 2006, by giving you at least 30 days notice. We may redeem the debentures either in whole or in part at redemption prices equal to the issue price plus accrued original issue discount through the date of redemption.

Fundamental Change..........  If a fundamental change (as described under
                              "Description of Debentures--Repurchase at Option of the Holder Upon a Fundamental Change") occurs at any time prior to the maturity of the debentures, you may require us to repurchase all or part of your debentures at a repurchase price equal to the issue price plus accrued original issue discount through the date of repurchase.

Repurchase at the Option of
theHolder...................
                              You may require us to repurchase your debentures on August 2 of 2002, 2003, 2004, 2005, 2006,
                              2008, 2011 and 2016 for a purchase price equal to the issue price plus accrued original issue discount through the date of repurchase. See "Description of Debentures-- Repurchase of Debentures at Option of the Holder."

Sinking Fund................  None.

Use of Proceeds.............  The net proceeds from the sale of the debentures will be used as described under "Use of Proceeds" in the accompanying prospectus.

Trading.....................  The debentures will not be listed on any securities exchange. The debentures will be a new issue of securities for which there currently is no public market. Our common stock is traded on the NYSE under the symbol "HI."

                                 RISK FACTORS

   Your investment in the debentures involves risks. You should carefully consider the following discussion of risks before deciding whether an investment in the debentures is suitable for you.

   We expect that the trading value of the debentures will be significantly affected by the price of our common stock and other factors.

   The market price of the debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the debentures than would be expected for nonconvertible debt securities we issue. In addition, the debentures have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the common stock into which a debenture is otherwise convertible. These features could adversely affect the value and the trading prices for the debentures.

   Certain provisions in our restated certificate of incorporation, bylaws and rights agreement may deter potential acquirors and may depress our stock price.

  Our restated certificate of incorporation, bylaws and rights agreement contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Household. See "Description of Capital Stock--Preferred Share Purchase Rights" and "--Special Charter Provisions" in the accompanying prospectus.

  Your yield on the debentures may be lower than the yield on a standard debt security of comparable maturity.

  The amount we pay you may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior debt security of Household with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

  The trading market for the debentures may be limited.

  The debentures comprise a new issue of securities for which there is currently no public market. If the debentures are traded, they may do so at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, the market prices for our common stock, our financial performance and other factors. The debentures will not be listed on any securities exchange, and we do not know whether an active trading market will develop or be maintained for the debentures. To the extent that an active trading market for the debentures does not develop, their liquidity and trading price may be harmed.

  You should consider the United States federal income tax consequences of owning debentures.

  The debentures will be characterized as indebtedness of ours for United States federal income tax purposes. Accordingly, you will be required to include, in your income, interest with respect to the debentures.

  The debentures will constitute contingent payment debt instruments. As a result, you will be required to include amounts in income, as ordinary income, in advance of the receipt of the cash or other property attributable thereto. The amount of interest income required to be included by you for each year will be in excess of the yield to maturity of the debentures. You will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a debenture in an amount equal to the difference between the amount realized on the sale, purchase by us at your option, exchange, conversion or redemption, including the fair market value of any of our common stock received upon conversion, and your adjusted tax basis in the debenture. Any gain recognized by you on the sale, purchase by us at your option, exchange, conversion or redemption of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. A summary of the United States federal income tax consequences of ownership of the debentures is described in this prospectus supplement under the heading "United States Federal Tax Considerations."

                                USE OF PROCEEDS

  The net proceeds from the sale of the debentures, expected to be approximately $985 million before deducting the expenses of the offering, will be used as described under "Use of Proceeds" in the accompanying prospectus.

                                 COMMON STOCK

Terms of Our Common Stock

  For a description of our common stock, see "Description of Capital Stock-- General" and "--Common Stock" in the accompanying prospectus and our restated certificate of incorporation, which is filed as an exhibit to the registration statement of which the accompanying prospectus is a part.

Market Price of Our Common Stock

  Our common stock is listed and traded on the NYSE under the symbol "HI". There were approximately 19,246 registered holders of our common stock as of June 30, 2001. The table below sets forth the high and low sales prices of the common stock as reported for NYSE Composite Transactions and the quarterly cash dividends declared per share of the common stock during the periods indicated. The common stock prices have been rounded to the nearest one-hundredth and the dividends have been rounded to the nearest one-thousandth.

                                                  Price Range
                                              ------------------- Cash Dividends
Calendar Quarter                                 Low      High       Declared
----------------                              --------- --------- --------------
1999
  First Quarter.............................. $38 11/16 $46 11/16      $.17
  Second Quarter.............................  42        52 5/16        .17
  Third Quarter..............................  36 3/16   50 3/16        .17
  Fourth Quarter.............................  35 3/16   48             .17
2000
  First Quarter.............................. $29 1/2   $39 3/16       $.17
  Second Quarter.............................  37 5/8    48 3/16        .19
  Third Quarter..............................  41        57 7/16        .19
  Fourth Quarter.............................  43 7/8    56 15/16       .19
2001
  First Quarter.............................. $52       $62            $.19
  Second Quarter ............................  57 29/64  69 63/64       .22
  Third Quarter (through July 24, 2001)......  64 55/64  69 31/64       .22

  On July 25, 2001, the last sale price per share of our common stock on the NYSE was $66.76 per share.

Dividends

  We may pay dividends on our common stock out of funds legally available for the payment of dividends as, if and when declared by our Board of Directors or a duly authorized committee of our Board of Directors.

  Dividends on our preferred stock must be paid before any dividends may be declared or paid or set aside for payment for our common stock. See "Description of Capital Stock--Preferred Stock" in the accompanying prospectus. In addition, as of June 30, 2001, our subsidiaries had outstanding approximately $875 million of Trust Preferred Securities. In connection with the issuance of these securities, we agreed, among other things, that if full distributions on the Trust Preferred Securities have not been paid or set apart for payment, or we are in default of our related guarantee obligations under the Trust Preferred Securities, we, with certain exceptions, will not declare or pay dividends, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of our capital stock, including our common stock.

                           DESCRIPTION OF DEBENTURES

  The debentures are to be issued under an indenture dated as of January 1, 1995, as supplemented by a first supplemental indenture dated as of August 2, 2001, between Household, as issuer, and BNY Midwest Trust Company, as trustee. We refer to the indenture, as so supplemented, as the "indenture."

  The following description is a summary of the material provisions of the debentures and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference.

General

  The debentures constitute senior unsecured debt of Household and will rank on a parity with all other existing and future senior unsecured debt of Household and prior to all subordinated debt. The debentures will be convertible into our common stock as described below under "Conversion of Debentures."

  The debentures will be limited to $1,220,793,000 aggregate principal amount. The debentures will be issued only in denominations of $1,000 and multiples of $1,000. The debentures will mature on August 2, 2021 unless earlier converted, redeemed at our option or repurchased at your option upon an optional repurchase date or a fundamental change.

  The debentures are being offered at a substantial discount from their principal amount at maturity. There will be no periodic cash payments of interest on the debentures unless contingent interest becomes payable as described below under "Contingent Interest." In periods during which a debenture remains outstanding, the accrual of original issue discount (the difference between the issue price of a debenture and its principal amount at maturity) will be calculated on a semi-annual bond equivalent basis at the yield to maturity of the debentures, using a 360-day year composed of twelve 30-day months. The accrual of original issue discount will commence on the date the debentures are issued. Original issue discount will cease to accrue upon conversion, repurchase or redemption of the debentures under the terms of the indenture.

  Neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

  You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under "Repurchase at Option of the Holder upon a Fundamental Change."

  The debentures will be debt instruments subject to the contingent payment debt regulations. The debentures will be issued with original issue discount for United States Federal income tax purposes, which we refer to as tax original issue discount. In general, beneficial owners of the debentures will be required to accrue interest income on the debentures for United States Federal income tax purposes in the manner described herein, regardless of whether such owner uses the cash or accrual method of tax accounting. Beneficial owners will be required, in general, to accrue interest, which we refer to as tax original issue discount, based on the rate at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures (i.e. 5.89%), rather than at a lower rate based on the accruals on the debentures for non-tax purposes. Accordingly, owners of debentures will be required to include tax original issue discount as interest in taxable income in each year in excess of the accruals on the debentures for non-tax purposes. Furthermore, upon a sale, exchange, conversion or redemption of a debenture, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the debenture. The amount realized by you will include, in the case of a conversion, the fair market value of the stock you receive. Any gain on a sale, exchange, conversion or redemption of a debenture will be treated as ordinary interest income. You are expected to consult your own tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the debentures. See "United States Federal Tax Considerations."

Conversion of Debentures

  You may convert your debentures, in whole or in part, into common stock prior to the final maturity date of the debentures, subject to prior redemption of the debentures, under the circumstances described below. The number of shares of common stock you will receive upon conversion of your debentures will be determined by multiplying the number of $1,000 principal amount at maturity debentures you convert by the conversion rate on the date of conversion. If we call debentures for redemption, you may convert the debentures only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If you have submitted your debentures for repurchase upon a fundamental change, you may convert your debentures only if you withdraw your repurchase notice. You may convert your debentures in part so long as this part is $1,000 principal amount or an integral multiple of $1,000. Similarly, if you exercise your option to require us to repurchase your debentures other than upon a fundamental change, those debentures may be converted only if you withdraw your repurchase notice in accordance with the terms of the indenture.

  Before the final maturity date of the debentures, you may convert your debentures into common stock only under any of the following circumstances:

  (1) during any fiscal quarter commencing after September 30, 2001 or on any business day commencing after June 30, 2021, if the closing sale price of our common stock exceeds 110% of the conversion price for at least (x) 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter or (y) one trading day after June 30, 2021 and prior to the date of conversion;

  (2) during the five business day period after any nine consecutive trading day period in which the trading price of the debentures (as defined below) for each day of such period was less than 95% of the product of the closing sale price of our common stock multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the debentures (the "95% Trading Exception"); provided, however, that if on the date of any conversion pursuant to the 95% Trading Exception the closing sale price of our common stock is greater than the conversion price, then you will receive, in lieu of common stock based on the conversion price, cash or common stock or a combination of both, at our option, with a value equal to the sum of the issue price and the accrued original issue discount of your debenture as of the conversion date ("Principal Value Conversion"). If you surrender your debenture for conversion and it is a Principal Value Conversion, we will notify you by the second trading day following the date of conversion whether we will pay you all or a portion of the sum of the issue price and the accrued original issue discount in cash, common stock or a combination of cash and common stock, and in what percentage. Any common stock delivered upon a Principal Value Conversion will be valued at the greater of (x) the conversion price and (y) the closing sale price on the third trading day after the conversion date.

  (3) if the debentures have been called for redemption and the redemption has not yet occurred; or

  (4) upon the occurrence of specified corporate transaction described under "Description of Debentures-- Conversion of Debentures--Conversion Upon Specified Corporate Transactions."

  The "closing sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis of such quotations as we consider appropriate. The "conversion price" as of any day will equal $1,000 divided by the number of shares of common stock issuable upon a conversion of a debenture.

  "Trading day" means a day during which trading in securities generally occurs on the NYSE or, if our common stock is not listed on the NYSE, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated or, if our common stock is not so quoted, on the principal other market on which our common stock is then traded.

  "Business day" means each day of the year, other than a Saturday or Sunday, on which banking institutions in The City of New York or Chicago, Illinois are not authorized or obligated to close.

 Conversion Upon Satisfaction of Market Price Condition

  You may surrender your debentures for conversion into our common stock prior to maturity during any fiscal quarter commencing after September 30, 2001 or on any business day commencing after June 30, 2021, if the closing sale price of our common stock exceeds 110% of the conversion price for at least (x) 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter or (y) one trading day after June 30, 2021 and prior to the date of conversion.

 Conversion Upon Satisfaction of Trading Price Condition

  You may surrender your debentures for conversion into our common stock prior to maturity during the five business day period after any nine consecutive trading day period in which the trading price of the debentures (as determined following a request by a holder of the debentures in accordance with the procedures described below) for each day of such period was less than 95% of the product of the closing sale price of our common stock multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the debentures; provided, however, that if on the date of any conversion pursuant to the 95% Trading Exception the closing sale price of our common stock is greater than the conversion price, then you will receive, in lieu of common stock based on the conversion price, cash or common stock or a combination of both, at our option, with a value equal to the sum of the issue price and the accrued original issue discount of your debentures as of the conversion date. If you surrender your debentures for conversion and it is a Principal Value Conversion, we will notify you by the second trading day following the date of conversion whether we will pay you the sum of the issue price and the accrued original issue discount in cash, common stock or a combination of cash and common stock, and in what percentage. Any common stock delivered upon a Principal Value Conversion will be valued at the greater of (x) the conversion price on the conversion date and (y) the closing sale price on the third trading day after the conversion date. We will pay you any portion of the sum of the issue price and the accrued original issue discount to be paid in cash on the third trading day after the conversion date. With respect to any portion of the sum of the issue price and the accrued original issue discount to be paid in common stock, we will deliver the common stock to you on the fourth trading day following the conversion date.

  The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per debenture obtained by the conversion agent for $10,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the conversion agent, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $10,000,000 principal amount of the debentures from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price of the debentures will be deemed to equal (a) the number of shares issuable upon conversion of $1,000 principal amount of the debentures multiplied by (b) the closing sale price of our common stock on such determination date. The conversion agent shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price of the debentures would be less than 95% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures; at which time, we shall instruct the conversion agent to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures.

 Conversion Upon Notice of Redemption

  If we call debentures for redemption, you may convert the debentures until the close of business on the business day prior to the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price.

 Conversion Upon Specified Corporate Transactions

  If we elect to:

  . distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days, our common stock at less than the current market price (measured by averaging the closing sale prices of our common stock for the 10 preceding trading days); or

  . distribute to all holders of our common stock, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing sale price of our common stock on the day preceding the declaration date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your debentures for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to your ability to convert will be made if you will otherwise participate in the distribution without conversion.

  In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, you may surrender your debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, your right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property which you would have received if you had converted your debentures immediately prior to the transaction. If the transaction also constitutes a fundamental change, you can require us to repurchase all or a portion of your debentures as described under "Repurchase At Option of the Holder Upon a Fundamental Change."

 Conversion Procedures

  The conversion rate for the debentures is 9.0220 shares of common stock per $1,000 principal amount at maturity of debentures, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay cash equal to the market price of the common stock on the business day prior to the conversion date. You will not receive any cash payment on conversion of a debenture representing accrued original issue discount and accrued tax original issue discount. Instead, accrued original issue discount and accrued tax original issue discount will be deemed paid in full rather than cancelled, extinguished or forfeited. Consequently, our delivery to you of the fixed number of shares of our common stock into which the debenture is convertible, together with the cash payment, if any, in lieu of a fractional share of our common stock, or our delivery of common stock and/or cash upon a Principal Value Conversion will be deemed to satisfy our obligation to pay the principal amount at maturity of the debenture, including accrued original issue discount and accrued tax original issue discount attributable to the period from the issue date to the conversion date. We will not adjust the conversion rate to account for accrued original issue discount, accrued tax original issue discount or any contingent interest.

  To convert your debentures into common stock you must:

  . complete and manually sign the conversion notice on the back of the debenture or a facsimile of the conversion notice and deliver this notice to the conversion agent;

  .  surrender the debentures to the conversion agent;

  .  if required, furnish appropriate endorsements and transfer documents;
     and

  .  if required, pay all transfer or similar taxes.

  If contingent interest is payable to holders of the debentures during any particular six-month period, and such debentures are converted after the applicable accrual or record date therefor and prior to the next succeeding interest payment date, holders of such debentures at the close of business on the accrual or record date will receive the contingent interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent interest payable on the principal amount of the debentures so converted, unless such debentures have been called for redemption, in which case no such payment shall be required.

  The date you comply with these requirements is the conversion date under the indenture.

  We will adjust the conversion rate if any of the following events occurs:

  (1) we issue common stock as a dividend or distribution on our common stock;

  (2) we issue to all holders of common stock certain rights or warrants to purchase our common stock;

  (3) we subdivide or combine our common stock;

  (4) we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

    .  rights or warrants listed in (2) above;

    .  dividends or distributions listed in (1) above; and

    .  cash distributions listed in (5) below;

  (5) we distribute cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up or any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

    . the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause (5), as adjusted to reflect subdivisions or combinations of the common stock; and

    . 3.75% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend.

    If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution;

  (6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

  (7) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

    . the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

    . the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

    However, the adjustment referred to in this clause (7) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

  To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions. There will be no adjustment to the conversion rate as a result of these rights.

  In the event of:

  .  any reclassification of our common stock;

  .  a consolidation, merger or combination involving us; or

  . a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your debentures you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the debentures into our common stock immediately prior to any of these events.

  You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See "United States Federal Tax Considerations."

  We may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days' notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "United States Federal Tax Considerations."

  We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than one percent of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Contingent Interest

  Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of debentures during any six-month period from February 1 to July 31 and from August 1 to January 31, with the initial six-month period commencing August 1, 2006, if the average closing sale price of our common stock for the five trading days ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for a debenture to the day immediately preceding the first day of the applicable six-month period divided by the conversion rate. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading day period for determining the average closing sale price of our common stock will be the five trading days ending on the third trading day immediately preceding such record date.

  During any period when contingent interest shall be payable, the contingent interest payable per debenture in either the first three months or the second three months of such period will equal the greater of (x) the sum of the regular cash dividends paid by us per share on our common stock during those three months multiplied by the number of shares of our common stock issuable upon conversion of a debenture at the then applicable conversion rate and (y)
0.00125 multiplied by the sum of the issue price and accrued original issue discount for a debenture to the last day of the relevant three-month period. Regular cash dividends mean quarterly or other periodic cash dividends on our common stock as declared by our Board of Directors as part of its cash dividend payment practices and that are not considered by it as extraordinary or special or other nonrecurring dividends.

  Contingent interest, if any, will accrue and be payable to holders of debentures as of the record date for the related common stock dividend or, if we do not pay a regular cash dividend on our common stock during the relevant six-month period, to holders of debentures as of the 15th day preceding the last day of the relevant six-month period. We will make contingent interest payments on the payment date of the related common stock dividend or, if we do not pay a regular cash dividend on our common stock during the relevant six-month period, on the last day of the relevant six-month period. The original issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

  We will issue a press release upon determination that debentureholders will be entitled to receive contingent interest during a relevant six-month period.

Optional Redemption by Household

  The debentures are not entitled to any sinking fund. At any time on or after August 2, 2006, we may redeem the debentures in whole or in part for an amount in cash equal to 100% of the sum of:

  .  $819.14, the original issue price per $1,000 principal amount; and

  .  accrued original issue discount to and including the date of redemption.

  The table below shows redemption prices of debentures per $1,000 principal amount at maturity at August 2, 2006, and at each August 2 thereafter until maturity on August 2, 2021. These redemption prices reflect accrued original issue discount up to and including each redemption date. The redemption price of a debenture redeemed between any two of the dates listed below would include an additional amount reflecting original issue discount accrued from, but excluding, the next preceding redemption date through the actual date of redemption.

                                (1)           (2)           (3)
                            ----------- ---------------- ----------
                                        Accrued Original Redemption
                             Debenture   Issue Discount    Price
                            Issue Price     at 1.0%       (1)+(2)
                            ----------- ---------------- ----------
   August 2, 2006..........   $819.14       $ 41.90       $ 861.04
   August 2, 2007..........    819.14         50.53         869.67
   August 2, 2008..........    819.14         59.25         878.39
   August 2, 2009..........    819.14         68.05         887.19
   August 2, 2010..........    819.14         76.95         896.09
   August 2, 2011..........    819.14         85.93         905.07
   August 2, 2012..........    819.14         95.00         914.14
   August 2, 2013..........    819.14        104.17         923.31
   August 2, 2014..........    819.14        113.42         932.56
   August 2, 2015..........    819.14        122.77         941.91
   August 2, 2016..........    819.14        132.21         951.35
   August 2, 2017..........    819.14        141.75         960.89
   August 2, 2018..........    819.14        151.38         970.52
   August 2, 2019..........    819.14        161.11         980.25
   August 2, 2020..........    819.14        170.94         990.08
   At Stated Maturity
    (August 2, 2021).......    819.14        180.86       1,000.00

  If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be of the portion selected for redemption.

  We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

Repurchase of Debentures at Option of the Holder

  You have the right to require us to repurchase the debentures on August 2 of 2002, 2003, 2004, 2005, 2006, 2008, 2011 and 2016. We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent, subject to certain additional conditions. The paying agent will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

  The repurchase price payable for a debenture will be equal to the issue price plus accrued original issue discount through the repurchase date. The table below shows the repurchase prices of a debenture as of the specified repurchase dates.

       Repurchase Date                                          Repurchase Price
       -------------------------------------------------------- ----------------
       August 2, 2002..........................................     $827.36
       August 2, 2003..........................................      835.65
       August 2, 2004..........................................      844.03
       August 2, 2005..........................................      852.49
       August 2, 2006..........................................      861.04
       August 2, 2008..........................................      878.39
       August 2, 2011..........................................      905.07
       August 2, 2016..........................................      951.35

The repurchase notice must state:

  (1) if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

  (2) the portion of the principal amount at maturity of debentures to be repurchased, which must be in $1,000 multiples; and

  (3) that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

  .  the principal amount at maturity of the withdrawn debentures;

  . if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  . the principal amount at maturity, if any, which remains subject to the repurchase notice.

  We must give notice of an upcoming repurchase date to all debenture holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state the procedures that holders must follow to require us to repurchase their debentures.

  Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its office in Chicago, Illinois, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after the repurchase date:

  .  the debenture will cease to be outstanding;

  .  original issue discount will cease to accrue; and

  .  all other rights of the holder will terminate.

  This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent, and all other rights of the debenture holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

  Our ability to repurchase debentures may be limited by the terms of our then-existing borrowing agreements. The indenture will prohibit us from repurchasing debentures from debenture holders if any event of default under the indenture has occurred and is continuing, except a default in the payment of the repurchase price with respect to the debentures. Even though we become obligated to repurchase any outstanding debenture on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

  We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the tender offer. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

Repurchase at Option of the Holder Upon a Fundamental Change

  If a fundamental change of Household occurs at any time prior to the maturity of the debentures, you may require us to repurchase your debentures, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The debentures will be repurchased in integral multiples of $1,000 principal amount.

  We will repurchase the debentures at a price equal to the issue price plus accrued original issue discount through the repurchase date.

  We will mail to all record holders a notice of a fundamental change of Household within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the fundamental change notice. If you elect to have your debentures repurchased, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, your repurchase notice and any debentures to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for debentures surrendered for repurchase following the repurchase date.

  The repurchase notice must state:

  (1) if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

  (2) the portion of the principal amount at maturity of debentures to be repurchased, which must be in $1,000 multiples; and

  (3) that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

  You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

  .  the principal amount at maturity of the withdrawn debentures;

  . if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  . the principal amount at maturity, if any, which remains subject to the repurchase notice.

  A "fundamental change" of Household is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

  . is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

  . is approved, or immediately after the transaction or event will be approved, for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

  We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

  These fundamental change repurchase rights could discourage a potential acquiror of Household. However, this fundamental change redemption feature is not the result of management's knowledge of any specific effort to obtain control of Household by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Household.

  We may be unable to repurchase the debentures in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances, or expressly prohibit our repurchase of the debentures upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing or redeeming debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase or redeem the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Merger and Sale of Assets by Household

  The indenture provides that Household may not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items:

  . Household is the surviving person, or the resulting, surviving or transferee person, if other than Household is organized and existing under the laws of the United States, any state thereof or the District of Columbia, or any other country, if the merger, consolidation or other transaction would not impair the rights of holders;

  . the successor person assumes all obligations of Household under the debentures and the indenture; and

  . Household or such successor person will not be in default under the indenture immediately after the transaction.

  When such a person assumes Household's obligations in such circumstances, subject to certain exceptions, Household shall be discharged from all obligations under the debentures and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change of Household permitting each holder of debentures to require Household to purchase the debentures of such holder as described above.

Events of Default and Acceleration

  The following are events of default for the debentures:

  (1) default in payment of the principal amount at maturity, redemption price or repurchase price with respect to the debentures when such becomes due and payable;

  (2) default in payment of any contingent interest, which default continues for 30 days;

  (3) our failure to comply with any of our other agreements in the debentures or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount at maturity of the debentures then outstanding, and our failure to cure (to obtain a waiver of) such default within 60 days after we receive such notice; or

  (4) certain events of bankruptcy or insolvency affecting us.

  In case an event of default with respect to any debenture has occurred and is continuing, the amount payable to a beneficial owner of a debenture upon any acceleration permitted by the debentures, with respect to each debenture, will be the issue price of the debenture plus the original issue discount on the debenture accrued through the date of such acceleration, and any accrued and unpaid contingent interest through the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, the claim of the beneficial owner of a debenture may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the issue price of the debenture plus the original issue discount and any contingent interest which has accrued as of the commencement of the proceeding.

  In case of default in payment of the debentures, whether at the stated maturity or upon acceleration, from and after the maturity date the debentures will bear interest, payable upon demand of their beneficial owners, at the rate of 1.00% per year, to the extent that payment of any interest is legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the debentures to the date payment of that amount has been made or duly provided for.

  The events of default set forth under "Description of Debt Securities-- Events of Default" in the accompanying prospectus are not applicable to the debentures.

Modification

  In addition to those modifications that require the consent of each holder set forth under "Description of Debt Securities--Modification of Indentures" in the accompanying prospectus, the following modifications would require the consent of the holders of each outstanding debenture:

  . alter the manner or rate of accrual of original issue discount or contingent interest on any debenture;

  . make any debenture payable in money or securities other than that stated in the debenture;

  . reduce the principal amount at maturity, accrued original issue discount, redemption price or repurchase price with respect to any debenture;

  . make any change that affects the right of a holder to convert any debenture in any adverse manner;

  . make any change that adversely affects the right to require us to repurchase a debenture; and

  . impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the debentures.

  We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures as described in the accompanying prospectus under "Description of Debt Securities--Modification of Indentures."

Calculations in Respect of Debentures

  We will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determination of the market price of the debentures and the closing sale price of our common stock and amounts of contingent interest, if any, payable on the debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Limitations of Claims in Bankruptcy

  If a bankruptcy proceeding is commenced in respect of Household, the claim of the holder of a debenture is, under Title 11 of the United States Code, limited to the issue price of the debenture plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding, plus contingent interest, if any. In addition, the holders of the debentures will be effectively subordinated to the indebtedness and other obligations of our subsidiaries.

Governing Law

  The indenture and the debentures will be governed by, and construed in accordance with, the law of the State of Illinois.

Form, Denomination and Registration

  The debentures will be issued:

  .  in fully registered form;

  .  without interest coupons; and

  . in denominations of $1,000 principal amount and integral multiples of $1,000.

Book-Entry System

  The debentures will be represented by one or more Global Securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and be registered in the name of a nominee of DTC. Except under circumstances described below, the debentures will not be issued in definitive form.

  Upon the issuance of a Global Security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriter with the respective principal amounts of the debentures represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that Global Security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debentures represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, or payments of the redemption price or the repurchase price on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither we, the trustee, any paying agent nor the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

  We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, or payments of the redemption price or the repurchase price will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue debentures in definitive form in exchange for the entire Global Security for the debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by a Global Security and, in such event, will issue debentures in definitive form in exchange for the entire Global Security relating to such debentures. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of debentures represented by such Global Security equal in principal amount to such beneficial interest and to have such debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

  DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code and a clearing agency registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. This practice eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Some of the participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to other such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Security among participants, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

  Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices will be sent to Cede & Co., as nominee of DTC. If less than all of the debentures are being redeemed, DTC will reduce the amount of interest of each participants in the debentures in accordance with its procedures.

  Holders of debentures may not request certificated debentures and certificated debentures will not be issued, except at our option or in exchange for debentures represented by the Global Security if no successor depositary is appointed by us as set forth above in the fifth paragraph under this caption.

Information Concerning the Trustee

  We have appointed BNY Midwest Trust Company, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

  The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the debentures, the trustee must eliminate such conflict or resign.

                   UNITED STATES FEDERAL TAX CONSIDERATIONS

General

  Set forth below is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the debentures. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with debentures held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding debentures in a tax-deferred or tax-advantaged account, or persons holding debentures as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or a "conversion" transaction for tax purposes. Persons considering the purchase of the debentures should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the debentures arising under the laws of any other taxing jurisdiction

  We do not address all of the tax consequences that may be relevant to a U.S. Holder (as defined below). In particular, we do not address:

  . the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of debentures;

  . the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of debentures;

  . persons who hold the debentures whose functional currency is not the United States dollar;

  . any state, local or foreign tax consequences of the purchase, ownership or disposition of debentures; or

  . any federal, state, local or foreign tax consequences of owning or disposing of the common stock.

  Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of the debentures and the common stock in light of your own circumstances.

  A U.S. Holder is a beneficial owner of the debentures who or which is:

  .  a citizen or individual resident of the United States, as defined in
     Section 7701(b) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code);

  . a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, Treasury regulations are enacted that provide otherwise;

  . an estate if its income is subject to United States federal income taxation regardless of its source; or

  . a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

  Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a holder of debentures other than a U.S. Holder of debentures.

  We urge prospective investors that are Non-U.S. Holders to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the debentures, including the application of United States withholding taxes.

  No statutory, administrative or judicial authority directly addresses the treatment of the debentures or instruments similar to the debentures for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

  WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES AND THE COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

Classification of the Debentures

  We have received an opinion from our tax counsel, Sidley Austin Brown & Wood LLP, that the debentures will be treated as indebtedness for United States federal income tax purposes and that the debentures will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations).

Accrual of Interest on the Debentures

  Pursuant to the terms of the indenture, we and each holder of the debentures agree, for United States federal income tax purposes, to treat the debentures as debt instruments that are subject to the CPDI regulations. Pursuant to these regulations, U.S. Holders of the debentures will be required to accrue interest income on the debentures in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will be required to include interest in taxable income in each year in excess of the accruals on the debentures for non-tax purposes and in excess of any contingent interest payments actually received in that year.

  The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

  (1) the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

  (2) divided by the number of days in the accrual period; and

  (3) multiplied by the number of days during the accrual period that the U.S. Holder held the debentures.

  A debenture's issue price is the first price to the public at which a substantial amount of the debentures is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments, as defined below, with respect to the debentures.

  Sidley Austin Brown & Wood LLP, our tax counsel, has advised us that the term "comparable yield" means the annual yield we would pay, as of the initial issue date, on a fixed-rate, non-convertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures.

  Based in part on that advice, we intend to take the position that the comparable yield for the debentures is 5.89%, compounded semi-annually. The specific yield, however, is not entirely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less that the comparable yield provided by us. Moreover, the projected payment schedule could differ materially from the projected payment schedule provided by us.

  The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the debentures. This schedule must produce the comparable yield. The projected payment schedule includes estimates for certain payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature.

  The comparable yield and the schedule of projected payments will be set forth in the indenture. U.S. Holders may also obtain the projected payment schedule by submitting a written request for such information to us at the following address: Household International. Inc., Corporate Secretary, 2700 Sanders Road, Prospect Heights, Illinois, 60070.

  For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the debentures, unless such U.S. Holder timely discloses and justifies the use of other estimates to the IRS. A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

  THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE DEBENTURES.

  Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the Debentures

  If, during any taxable year, a U.S. Holder receives actual payments with respect to the debentures for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including shares of our common stock) received in that year.

  If a U.S. Holder receives in a taxable year actual payments with respect to the debentures for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. The adjustment will (a) reduce the U.S. Holder's interest income on the debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

  If a U.S. Holder purchases debentures at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The U.S. Holder must reasonably allocate the adjustment over the remaining term of the debentures by reference to the accruals of original issue discount at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the debentures pro rata with the accruals of original issue discount at the comparable yield. You should consult your tax advisors regarding these allocations.

Sale, Exchange, Conversion or Redemption

  Generally, the sale or exchange of a debenture, or the redemption of a debenture for cash, will result in taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the debentures, includes the receipt of common stock upon conversion as a contingent payment with respect to the debentures. Accordingly, we intend to treat the receipt of our common stock by a U.S. Holder upon the conversion of a debenture as a contingent payment under the CPDI regulations. As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our common stock received, and (b) the U.S. Holder's adjusted tax basis in the debenture. A U.S. Holder's adjusted tax basis in a debenture on any date will generally be equal to the U.S. Holder's original purchase price for the debenture, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above, other than adjustments to reflect a discount or premium to the adjusted issue price, if any), and decreased by the amount of any projected payments, as defined above, projected to have been made through such date. Gain recognized upon a sale, exchange, conversion or redemption of a debenture will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included income, and thereafter, capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

  A U.S. Holder's tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

  If at any time we have a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the debentures.

  For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the debentures, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock will not.

Treatment of Non-U.S. Holders

  Payment of contingent interest made to Non-U.S. Holders, the amount of which is determined by reference to the amount of dividends paid by us on shares of our common stock, if any, will not be exempt from United States federal income or withholding tax and, therefore, Non-U.S. Holders will be subject to withholding on such payments of contingent interest at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. A Non-U.S. Holder that is subject to the withholding tax should consult its tax advisor as to whether it can obtain a refund for a portion of the withholding tax, either on the grounds that some portion of the contingent interest represents a return of principal under the CPDI regulations, or on other grounds.

  All other payments on the debentures made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of debentures (other than income or gain attributable to accrued contingent interest payments), will be exempt from United States income or withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; and (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE).

  The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name, address and such other information as the form may require.

  If a Non-U.S. Holder of the debentures is engaged in a trade or business in the United States, and if interest on the debentures is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale or exchange of the debentures in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding Tax and Information Reporting

  Payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to a conversion of the debentures) on, and the proceeds of disposition of, the debentures may be subject to information reporting and United States federal backup withholding tax if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder's United States federal income tax liability.

                                  UNDERWRITER

  Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, Morgan Stanley & Co. Incorporated has agreed to purchase, and we have agreed to sell to them, the entire principal amount at maturity of the debentures.

  The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the debentures offered by this prospectus supplement is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the debentures offered by this prospectus supplement if any such debentures are taken.

  The underwriter initially proposes to offer part of the debentures directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $7.37 per debenture. After the debentures are released to the public, the offering price and other selling terms may from time to time be varied by the underwriter.

  The debentures are a new issue of securities with no established trading market. The underwriter has advised us that they presently intend to make a market in the debentures as permitted by applicable laws and regulations. The underwriter is not obligated, however, to make a market in the debentures and any such market-making activity may be discontinued at any time at the sole discretion of the underwriter. Accordingly, we cannot assure you as to the liquidity of, or trading markets for, the debentures.

  We are agreeing that, we and our directors and executive officers, without the prior written consent of Morgan Stanley & Co. Incorporated, will not, in the case of the Company, during the period ending 90 days after the date of this prospectus supplement, and in the case of our directors and executive officers, during the period ending 30 days after the date of this prospectus supplement:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. We may, without such consent, however:

  .  issue and sell the debentures offered hereby;

  .  issue the common stock issuable upon conversion of the debentures; and

  . grant options or issue and sell stock upon the exercise of outstanding stock options or otherwise pursuant to our stock option or employee stock purchase plans.

In addition, our directors and executive officers may dispose of up to 5,276,000 shares of common stock without the consent of the underwriter.

  In order to facilitate the offering of the debentures, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures or the common stock. Specifically, the underwriter may over-allot in connection with the offering, creating a short position in the debentures for its own account. In addition, to cover over-allotments or to stabilize the price of the debentures, the underwriters may bid for, and purchase, the debentures or shares of the common stock in the open market. Any of these activities may stabilize or maintain the market price of the debentures or the common stock above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

  From time to time, the underwriter or its affiliates may provide investment banking services to us, for which they have received customary compensation.

  We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

  The expenses of the offering, not including the underwriting discount, are estimated to be $750,000 and are payable by us.

                                 LEGAL MATTERS

  The validity of the debentures offered hereby will be passed upon for us by John W. Blenke, Vice President--Corporate Law for Household. Certain legal matters will be passed upon for the underwriter by McDermott, Will & Emery, Chicago, Illinois. Certain matters relating to United States federal taxation will be passed upon by Sidley Austin Brown & Wood LLP, New York, New York. Mr. Blenke is a full-time employee and an officer of Household and owns, and holds options to purchase, shares of common stock of Household.

                         Household International, Inc.

                                 $3,000,000,000

                                Debt Securities
                                      and
                      Warrants to Purchase Debt Securities

                      Preferred Stock (without par value)

                               Depositary Shares

                    Common Stock (par value $1.00 per share)
                            Stock Purchase Contracts
                              Stock Purchase Units

We will provide the specific terms of the particular securities issued under this prospectus in a prospectus supplement for the securities offered. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the trading symbol HI.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                         Prospectus dated June 8, 2001.

                              PROSPECTUS SUMMARY

This summary provides a brief overview of Household and the general terms of securities being offered by this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

  . this prospectus;

  . the accompanying prospectus supplement, which explains the specific terms of the securities being offered and updates the information in the prospectus; and

  . the documents referred to in "Where You Can Find More Information" for information on Household, including its financial statements.

Household International, Inc.

Household is a holding company whose businesses focus on consumer lending. Through our subsidiaries, we offer numerous consumer lending products to consumers in the United States, Canada and the United Kingdom, including real estate secured loans, revolving and closed-end unsecured loans, retail installment sales finance loans, tax refund anticipation loans, auto finance loans, private label credit cards and Mastercard* and Visa* credit cards. Also in conjunction with our business, we offer credit and specialty insurance in the United States, Canada and the United Kingdom.

Household's principal executive office is at 2700 Sanders Road, Prospect Heights, Illinois 60070, and its telephone number is (847) 564-5000.

The Securities Household May Offer

We may use this prospectus to offer up to $3,000,000,000 of:

  . debt securities;

  . warrants to purchase debt securities;

  . preferred stock (without par value);

  . depositary shares;

  . common stock (par value $1.00 per share), stock purchase contracts and stock purchase units.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities when offered.

Debt Securities

Debt securities to be offered are unsecured general obligations of Household in the form of senior unsecured debt which ranks equally with our other unsecured senior debt. The senior unsecured debt will be issued under either an indenture between us and Allfirst Bank or an indenture between us and BNY Midwest Trust Company. Below is a summary of the general features of the debt securities under these indentures. For a more detailed description of their features, see "Description of Debt Securities" below.

General Indenture Provisions:

  . each indenture provides that debt securities may be issued from time to time in one or more series;
--------
* MasterCard is a registered trademark of MasterCard International, Inc. and VISA is a registered trademark of Visa USA, Inc.

  . neither indenture limits the amount of debt securities Household can issue;

  . each indenture contains a covenant that we will not issue, assume or guarantee any indebtedness secured by a mortgage, security interest, pledge or lien of or upon any of our property that we now own or subsequently acquire, unless the currently outstanding debt securities are, by supplemental indenture, effectively secured by a security interest that is equal and ratable with all other indebtedness secured by the indenture, subject to certain exceptions described in "Debt Securities--Covenant Against Pledges or Liens";

  . under each indenture, we may satisfy our obligations under the debt securities or be released from the obligation to comply with requirements of the indenture, with respect to a specific series, at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay these obligations under the particular securities when due;

  . each indenture provides that holders of a majority in principal amount of each series of debt securities may vote to change Household's obligations or your rights concerning these securities. However, changes in the financial terms of that security, including payment of principal or interest or premium, or a reduction in the previously stated percentage of the debt securities, cannot be made unless every holder affected by the change consents to the change. Without the consent of any holder of debt securities, Household can amend or supplement the indenture in limited circumstances including to cure any ambiguity, defect or inconsistency, to provide for the assumption of Household's obligations by another entity, to make changes that do not adversely affect the rights of any holders of debt securities and to provide for a new series of securities. See "Description of Debt Securities--Modification of Indentures" for more information; and

  . each indenture allows Household to merge or consolidate with another company so long as the other company is domiciled in the U.S. and after giving effect to the succession, there will be no default under the indenture.

Events of Default

The events of default specified in each indenture include:

  . failure to pay interest for 30 days;

  . failure to pay principal or premium when due;

  . failure to deposit funds into any sinking fund for a series of debt securities that is required to have a sinking fund;

  . failure to perform other covenants of the indenture for 60 days after notice; and

  . certain events of bankruptcy, insolvency or reorganization.

Remedies

If there were an event of default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

Warrants to Purchase Debt Securities

We may issue, together with any debt securities offered or separately, warrants for the purchase of other debt securities. We will issue a series of warrants under a warrant agreement between us and a bank or trust company.

The holder of the warrant is entitled to purchase debt securities by paying the exercise price provided in the prospectus supplement relating to the warrant.

Preferred Stock

We may issue preferred stock with various terms to be established by an offering committee designated by our board of directors. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including the dividend rate, liquidation preference, redemption rights, if any, voting rights, conversion or sinking fund provisions, if any, and other special terms as determined by the offering committee.

Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Household's common stock.

Depositary Shares

We may elect to issue depositary shares representing fractional shares of preferred stock. Each series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus. The depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between Household and a bank or trust company.

Common Stock

We may issue our common stock. Holders of common stock are entitled to receive dividends when declared by our board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

We may also issue stock purchase contracts and stock purchase units.

Use of Proceeds

We will use the net proceeds we receive from any offering of these securities for general corporate purposes unless otherwise indicated in the accompanying prospectus supplement.

Plan of Distribution

We may sell the securities being offered in any of the following ways:

  . to or through underwriters or dealers;

  . by ourselves directly;

  . through agents; or

  . through a combination of any of these methods of sale.

The prospectus supplement will explain the ways we sell specific securities, including the names of any underwriters and details of the pricing of the securities, as well as commissions, concessions or discounts we are granting the underwriters, dealers or agents.

                          FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements after we distribute this prospectus.

                         HOUSEHOLD INTERNATIONAL, INC.

Household was formed in 1981 as a holding company for various subsidiaries which operated in the financial services, manufacturing, transportation and merchandising industries. Household traces its origin back to an office established in 1878. In 1985 we initiated a restructuring program that resulted in the sale of our merchandising, transportation and manufacturing businesses. Our operational focus is on the areas of consumer lending that we believe offer us the best opportunity to achieve the highest returns on our capital. Household's principal executive office is located at 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone: 847-564-5000).

Through our subsidiaries, we offer numerous consumer lending products primarily to middle-market consumers in the United States, the United Kingdom and Canada. We offer home equity credit loans and other real estate secured loans, auto finance loans, tax refund anticipation loans, MasterCard and Visa credit cards, private label credit cards, retail installment sales finance loans and other types of unsecured loans. Also in conjunction with our business, we make credit life, credit accident, health and disability, term and speciality insurance available to our customers in the United States, Canada and the United Kingdom.

Household is principally a holding company whose primary source of funds is cash received from its subsidiaries, in the form of dividends and borrowings under intercorporate agreements. Dividend distributions to us from our savings and loan, banking and insurance subsidiaries may be restricted by foreign, federal and state laws and regulations. Dividend distributions from our foreign subsidiaries may also be restricted by exchange controls of the country in which the subsidiary is located. Also, as a holding company the rights of any of our creditors or stockholders to participate in the assets of any of our subsidiaries upon our liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except in cases where we are a creditor with recognized claims against the subsidiary. Nevertheless, there are no restrictions that currently materially limit our ability to make payments to our creditors or to pay dividends on our preferred stock or common stock at current levels. Also, there are no restrictions which we reasonably believe are likely to materially limit future payments to our creditors or of dividends.

                                USE OF PROCEEDS

We will use the proceeds from the sale of the securities for general corporate purposes, which may include the funding of investments in or extensions of credit to our subsidiaries, the reduction of outstanding indebtedness, the financing of possible acquisitions or business expansion by us or our subsidiaries, or for any other purpose set forth in prospectus supplement.

                      RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for Household and subsidiaries for the periods indicated below was as follows:

                                         Three Months
                                             Ended
                                           March 31,   Year Ended December 31,
                                         ------------- ------------------------
                                          2001   2000  2000 1999 1998 1997 1996
                                         ------ ------ ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges......   1.59   1.67 1.65 1.79 1.37 1.58 1.54
Ratio of Earnings to Combined Fixed
 Charges and Preferred
 Stock Dividends........................   1.58   1.67 1.65 1.78 1.36 1.56 1.51

For purposes of calculating the above ratios, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximate portion representing interest). Preferred stock dividends represent an amount equal to income, before income tax, which would be required to meet the dividends on preferred stocks. The December 31, 1998 ratio has been negatively impacted by one-time merger and integration related costs associated with the merger of Household International and Beneficial Corporation. Excluding the merger and integration related costs of $751 million after-tax, the December 31, 1998 ratio of earnings to fixed charges would have been 1.75 and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.74.

                        DESCRIPTION OF DEBT SECURITIES

The following describes the material terms and provisions common to each series of debt securities to which any prospectus supplement may relate. The accompanying prospectus supplement gives you additional information specific to the debt securities being offered.

We may offer one or more series of debt securities which will constitute unsecured senior debt and will rank equally with our other unsecured senior debt. The debt securities will be issued under either an indenture dated as of October 1, 1993, between us and Allfirst Bank, as trustee, or an indenture dated as of January 1, 1995, between us and BNY Midwest Trust Company, as trustee. Allfirst Bank and BNY Midwest Trust Company are individually referred to as "trustee" and collectively referred to as the "trustees" in this prospectus. Forms of the indentures have been filed with the SEC and are incorporated by reference in the registration statement we filed under the Securities Act of 1933 and of which this prospectus is a part. See "Where You Can Find More Information."

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of the series of debt securities being offered, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Household or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the indentures. Wherever particular sections or defined terms of the indentures are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference.

General

The indentures provide that debt securities may be issued from time to time in one or more series. The indentures do not limit the aggregate principal amount of debt securities, except as may be otherwise provided with respect to any particular series of debt securities being offered.

The applicable prospectus supplement will describe the specific terms of the series of debt securities being offered. The following terms may be included:

  . the title of the debt securities;

  . any limit on the aggregate principal amount of the debt securities;

  . the price, expressed as a percentage of the total principal amount of that series of debt securities, we will be paid for the debt securities and the initial offering price, if any, at which the offered debt securities will be offered to the public;

  . the currency, currencies or currency units for which the debt securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on the debt securities may be payable;

  . the date or dates on which the debt securities will mature;

  . the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any;

  . the date from which such interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable;

  . the date on which payment of interest, if any, will commence and the regular record dates for interest payment dates, if any;

  . the dates, if any, on which and the price or prices at which the debt securities will, under mandatory sinking fund provisions, or may, under any optional sinking fund or purchase fund provisions, be redeemed by us, and the other detailed terms and provisions of sinking and/or purchase funds;

  . the date, if any, after which and the price or prices at which the debt securities may, under any optional redemption provisions, be redeemed at our option or the option of holder of the securities and the other detailed terms and provisions of optional redemption;

  . the denominations in which the debt securities are authorized to be issued;

  . the securities exchange, if any, on which the debt securities will be listed;

  . additional provisions, if any, of the debt securities; and

  . the indenture under which the debt securities are to be issued.

With respect to debt securities sold through dealers acting as agents, the maturities and interest rates of debt securities may be established by us from time to time and, if not set forth in the applicable prospectus supplement, will be made available through such dealers.

If any of the debt securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of debt securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to the issue of debt securities and such currencies or currency units will be set forth in the appropriate prospectus supplement.

Debt securities may be issued as original issue discount securities to be offered and sold at a discount below their stated principal amount. "Original issue discount securities" means any debt securities that provide for an amount less than the stated principal amount of those securities to be due and payable upon a declaration of acceleration of the maturity of those securities upon an event of default. As used in the following summary of certain terms of the debt securities, the term "principal amount" means, in the case of any original issue discount security, the amount that would then be due and payable upon acceleration of the maturity of the securities, as specified in those debt securities.

Book-Entry System

All of the debt securities we offer will be issued in book-entry only form. This means that we will not issue actual notes or certificates. Instead, we will issue global notes in registered form (each a "Global Note"). Each Global
Note is held through DTC, as Depositary, and is registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the debt securities. Each note represents a beneficial interest in a Global Note.

Beneficial interests in a Global Note are shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the debt securities will be accomplished by making entries in the books of DTC participants' acting on behalf of beneficial owners. Beneficial owners of these debt securities will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued. So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be the sole holder of the debt securities represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, the beneficial owners of the debt securities are not entitled to receive physical delivery of certificated debt securities and will not be considered the holders for any purpose under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the debt securities.

Each Global Note representing debt securities will be exchangeable for certificated debt securities of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) DTC notifies us that is unwilling or unable to continue as Depositary for the Global Notes or we become aware that DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in any such case we fail to appoint a successor to DTC within 60 calendar days, (ii) we, in our sole discretion, determine that the Global Notes shall be exchangeable for certificated debt securities or (iii) an event of default has occurred and is continuing with respect to the debt securities under the indenture. Upon any such exchange, the certificated debt securities shall be registered in the names of the beneficial owners of the Global Notes representing the debt securities.

The following is based on information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect parciptiants are on file with the SEC.

Purchases of the debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interest in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participant's to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the debt securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the debt securities, such as redemption, tenders, defaults, and proposed amendments to the security documents. Beneficial owners of the debt securities may wish to ascertain that the nominee holding the debt securities for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the regular record date (identified in a listing attached to the Omnibus Proxy).

We will pay principal and any premium or interest payments on the debt securities in immediately available funds directly to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect form time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

We will send any redemption notices to Cede & Co. If less than all of the debt securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

DTC may discontinue providing its services as securities depository for the debt securities at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated debt securities.

The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Payment of Principal and Interest

Unless a different place is specified in the prospectus supplement with respect to any particular series of debt securities, principal of and interest, if any, on debt securities will be payable at the office or agency of the trustee in either Baltimore, Maryland, with respect to the indenture with Allfirst Bank, or in Chicago, Illinois, with respect to the indenture with BNY Midwest Trust Company. However, payment of interest may be made at our option by check or draft mailed to the person entitled to the payment.

Covenant Against Creation of Pledges or Liens

All debt securities issued under the indentures will be unsecured. In the indentures we covenant that, with the exceptions listed below, we will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of our property that we now own or subsequently acquire, unless the currently outstanding debt securities are, by supplemental indenture, effectively secured by a security interest that is equal and ratable with all other indebtedness secured by the indenture. The term "indebtedness for borrowed money" does not include any guarantee or other recourse obligation in connection with the sale, securitization or discount by us or any of our subsidiaries of finance or accounts receivable, trade acceptances, or other paper arising in the ordinary course of its business.

The above covenant does not apply to:

  (1) security interests to secure the payment of the purchase price on property, shares of capital stock, or indebtedness acquired by us or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of Household;

  (2) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by us;

  (3) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into us or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to us;

  (4) security interests of us to secure any of our indebtedness to a subsidiary;

  (5) security interests in property of ours in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price or the cost of construction of the property subject to such security interests;

  (6) security interests on properties financed through tax exempt municipal obligations, provided that such security interests are limited to the property so financed;

  (7) security interests existing on the date of the applicable indenture;
  and

  (8) any extension, renewal, refunding, or replacement, or successive extensions, renewals, refundings, or replacements, in whole or in part, of any security interest referred to in the above clauses, provided, however, that the principal amount of indebtedness secured in the extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by the security interest, and provided further, that the extension, renewal, refunding, or replacement of the security interest is limited to all or part of the property subject to the security interest extended, renewed, refunded, or replaced.

Notwithstanding the foregoing, we may, without equally and ratably securing the debt securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted in clauses (1) through (7) above, if the total amount of such indebtedness, together with all other indebtedness of, or guaranteed by, Household existing at the time and secured by security interests not so excepted, does not at the time exceed 10% of our consolidated net worth. In addition, an arrangement with any person providing for the leasing by us of any property, that has been or is to be sold or transferred by us to such person with the intention that the property be leased back to us, shall not be deemed to create any indebtedness secured by a security interest if the lease obligation would not be included as liabilities on our consolidated balance sheet. The holders of not less than a majority in principal amount of the debt securities at the time outstanding under an indenture, on behalf of the holders of all of the debt securities issued under the indenture, may waive compliance with the foregoing covenant. (Section 3.08)

Satisfaction, Discharge and Defeasance of the Indentures and Debt Securities

If trust funds for the benefit of the holders of debt securities of a particular series are deposited with the trustee for the purpose stated below, an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of debt securities on the dates such payments are due in accordance with the terms of such series of debt securities through their maturity, and if we have paid or caused to be paid all other sums payable by it under the applicable indenture with respect to such series, then we will be considered to have satisfied and discharged the entire indebtedness represented by such series of debt securities and all of our obligations under the indenture with respect to that series, except as otherwise provided in the indenture. In the event of any such discharge, holders of such debt securities will be able to look only to the trust funds for payment of principal, premium, if any, and interest, if any, on their debt securities. (Section 6.03)

For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related debt securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of the applicable debt securities may recognize a gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their debt securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance.You are urged to consult your own tax advisor as to the specific consequences to you of defeasance.

Concerning the Trustees

We and certain of our subsidiaries maintain banking relationships with each of the trustees or their affiliates. The trustees also may be trustees under other indentures of Household or our subsidiaries under which outstanding senior or subordinated unsecured debt securities have been issued. The trustees or their affiliates may also have other financial relationships with us and our subsidiaries.

Modification of Indentures

Under each indenture, the holders of a majority in principal amount of each series of debt securities at the time outstanding under the indenture may enter into supplemental indentures for the purpose of amending or modifying, in any manner, provisions of the indenture or of any supplemental indenture modifying the rights of holders of such series of debt securities. However, no supplemental indenture, without the consent of the holder of each outstanding debt security affected by the supplemental indenture, shall:

  . change the maturity of the principal of, or any installment of interest on any debt security, or reduce the principal amount of the debt security or the interest on it or any premium payable upon the redemption of it, or

  . reduce the previously stated percentage of the debt securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such indenture. (Section 11.02)

Each indenture contains provisions permitting us to amend or supplement the indenture without the consent of any holder of debt securities under certain circumstances, including:

  . to cure any ambiguity, defect or inconsistency in the indenture, any supplemental indenture, or in the debt securities of any series;

  . to evidence the succession of another corporation to Household and to provide for the assumption of all of our obligations under the debt securities and the indenture by such corporation;

  . to provide for uncertificated debt securities in addition to certificated debt securities;

  . to make any change that does not adversely affect the rights of holders of debt securities issued under the indenture;

  . to provide for a new series of debt securities; or

  . to add to rights of holders of debt securities or add additional events of default. (Section 11.01)

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

Successor Entity

Each indenture provides that we may not consolidate with or merge into, or transfer, sell or lease our properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect to the succession, no default under the indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all of our obligations under the indenture terminate. (Sections 10.01 and 10.02)

Events of Default

Each indenture defines the following as events of default with respect to any series of debt securities:

  . default for 30 days in the payment of any interest upon any debt security of such series issued under the indenture;

  . default in the payment of any principal of or premium on any such debt security;

  . default for 30 days in the deposit of any sinking fund or similar payment for the series of debt securities;

  . default for 60 days after notice in the performance of any other covenant in the indenture;

  . certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants with respect to borrowed money under another indenture in which the trustee for the debt securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and

  . certain events of bankruptcy, insolvency or reorganization.

We are required to file with each trustee annually an officers' certificate as to the absence of certain defaults under the indenture. (Sections 7.01 and 3.05)

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series by notice as provided in the indenture may declare the principal amount and all accrued but unpaid interest of all the debt securities of the series to be due and payable immediately. At any time after a declaration of acceleration for debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of money, the holders of not less than a majority in principal amount of outstanding debt securities of such series may, under certain circumstances, rescind or annul their declaration of acceleration. (Section 7.02)

The holders of not less than a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of their series, waive any past default under the indenture and its consequences with respect to debt securities of such series, except a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series, or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected. (Section 7.13)

Under each indenture, the trustee may withhold notice to holders of debt securities of any default (except in payment of the principal of (or premium, if any) or interest on any debt security issued under the indenture or in the payment of any sinking fund or similar payment) if it considers it in the interest of holders of debt securities to do so. (Section 8.02)

Holders of debt securities may not enforce an indenture except as provided therein. (Section 7.07) The holders of a majority in principal amount of the outstanding debt securities issued under an indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. (Section 7.12) The trustee will not be required to comply with any request or direction of holders of debt securities pursuant to the indenture unless offered indemnity against costs and liabilities which might be incurred by the trustee as a result of such compliance. (Section 8.03(e))

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

              DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

The following briefly summarizes the material terms and provisions of the warrants to purchase debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the warrants that are offered by us, which will be described in more detail in a prospectus supplement. The prospectus supplement also will state whether any of the general provisions summarized below do not apply to the warrants being offered.

We may issue, together with any debt securities offered by any prospectus supplement or separately, warrants for the purchase of other debt securities. The warrants will be issued under warrant agreements betweeen Household and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. A single bank or trust company may act as warrant agent for more than one series of warrants. The warrant agent will act solely as the agent of Household under the applicable warrant agreement and will not assume any obligation of agency or trust for or with any owners of the warrants. A copy of the forms of warrant agreement, including the form of warrant certificates representing the warrants, reflecting the alternative provisions to be included in the warrant agreements that will be entered into with respect to particular offerings of warrants, is incorporated by reference to the registration statement of which this prospectus is a part. You should read the more detailed provisions of the warrant agreement and the warrant certificates for provisions that may be important to you, including the definitions of certain terms.

General

The applicable prospectus supplement will describe the terms of the warrants, the warrant agreement relating to the warrants and the warrant certificates representing the warrants being offered. The following terms may be included:

  . the designation, aggregate principal amount, and terms of the debt securities purchasable upon exercise of the warrants;

  . the designation and terms of any related debt securities with which the warrants are issued and the number of warrants issued with each such debt security;

  . the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

  . the principal amount of debt securities purchasable upon exercise of one offered warrant and the price at which the principal amount of debt securities may be purchased upon such exercise;

  . the date on which the right to exercise the warrants shall commence and the date ("expiration date") on which such right shall expire;

  . whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and

  . any other terms of the warrants.

Warrant certificates will be exchangeable on the terms specified in the prospectus supplement for new warrant certificates of different denominations, and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the warrant.

Exercise of Warrants

A holder of a warrant is entitled to purchase debt securities by paying the exercise price stated in the prospectus supplement relating to the warrant. Under each warrant, the holder can purchase the principal amount of debt securities at the exercise price in the prospectus supplement relating to the warrants being offered by payment of the exercise price in full in the manner specified in the prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement for the warrants. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment of the exercise price and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

                         DESCRIPTION OF CAPITAL STOCK

General

Our restated certificate of incorporation authorizes the issuance of 758,155,004 shares of capital stock of which 8,155,004 shares shall be preferred stock, without par value, and 750,000,000 shares shall be common stock, par value $1.00 per share. Although 8,155,004 shares of preferred stock are authorized, 3,454,635 shares are reserved in the restated articles of incorporation for a series of convertible preferred stock that was issued in 1981, all of which shares have been converted to common stock, redeemed or repurchased by Household. As of March 31, 2001, of the remaining 4,700,369 authorized shares of preferred stock, 1,398,279 shares were issued and outstanding or reserved for issuance as follows: 50,000 shares of 8 1/4% Cumulative Preferred Stock, Series 1992-A, 407,718 shares of 5.00% Cumulative Preferred Stock, 103,976 $4.50 Cumulative Preferred Stock, and 836,585 $4.30 Cumulative Preferred Stock were issued and outstanding and 750,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance. As of March 31, 2001, 463,436,052 shares of our common stock were issued and outstanding. All outstanding shares of common stock and preferred stock are fully paid and non-assessable.

The following is a brief summary of the material terms of our preferred stock and common stock. You should read the more detailed provisions of our restated certificate of incorporation and bylaws and the certificate of designation, preferences and rights relating to any series of preferred stock for provisions that may be important to you. See "Where You Can Find More Information."

Preferred Stock

Our preferred stock may be issued from time to time in one or more series as authorized by the board of directors or a duly authorized committee of the board of directors. The board of directors has adopted a resolution creating an offering committee of the board with the power to authorize the issuance and sale of one or more series of preferred stock and to determine the particular designations, powers, preferences and relative, participating, optional or other special rights, other than voting rights which shall be fixed by the board of directors, and qualifications, limitations or restrictions of the preferred shares. The following description sets forth general terms and provisions of our preferred stock. Other terms of any series of preferred shares, including the dividend rate, liquidation preference, redemption rights, if any, voting rights, conversion or sinking fund provisions, if any, and other special terms as determined by the offering committee will be set forth in the prospectus supplement for the series of preferred stock.

Dividends. Holders of preferred stock will receive, when and as declared by our board of directors of any funds legally available for that purpose, dividends in cash at such respective rates, payable on such dates in each year and in respect of such dividend periods, as stated in our restated certificate of incorporation or applicable certificate of designation, preferences and rights for each series of preferred stock. Dividends on preferred stock must be paid before any dividends may be declared or paid or set apart for payment for the common stock. No dividend may be declared or paid on any series of preferred stock unless at the same time a dividend in like proportion to the respectively designated dividend rates shall be declared or paid on each other series of preferred

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

stock then issued and outstanding ranking prior to or on a parity with such particular series with respect to the payment of dividends. Dividends may be either cumulative or non-cumulative.

Liquidation Preference. In the event of dissolution, liquidation or winding up of Household, whether voluntary or involuntary, holders of preferred stock of each series will be entitled to payment of the applicable liquidation price or prices, out of our available assets, after payment to our creditors but in preference to the holders of the common stock. Our restated certificate of incorporation, as amended, provides that a consolidation, merger or sale by Household of its assets as an entirety or substantially as an entirety shall not be deemed to be a liquidation, dissolution or winding up.

Redemption. If any dividends on any shares of preferred stock are in arrears, we may not purchase or redeem any preferred stock or common stock unless all shares of issued and outstanding preferred stock are redeemed.

Voting Rights. Voting rights of the holders of preferred stock are non-cumulative. Holders of preferred stock have only the voting rights outlined in our restated certificate of incorporation, as amended, or applicable certificate of designation, preferences and rights or as otherwise provided for by law.

Without the vote or consent of the holders of at least two-thirds of the outstanding shares of all series of preferred stock, except for a series of preferred stock in which the right is expressly withheld, voting as a single class, we may not:

  . consolidate or merge with another corporation or corporations or sell all or substantially all of our assets;

  . issue any shares of preferred stock of any series if the cumulative dividends payable on shares of any series of outstanding preferred stock are in arrears;

  . adopt any amendment to our restated certificate of incorporation which adversely alters the preferences, powers and special rights of the preferred stock, except that if any such amendment would adversely alter any preference, power or special right of one or more but not all of the series of the preferred stock, then only the vote or consent of the outstanding shares of all series of preferred stock so affected, voting as one class, shall be required; or

  . increase the authorized amount of the preferred stock, or create or issue any class of stock ranking prior to or on a parity with the preferred stock, or any series of preferred stock, as to the payment of dividends or the distribution of assets.

In addition, the holders of the outstanding shares of all series of preferred stock, except for a series of preferred stock in which the right is expressly withheld, shall be entitled to elect one-third of the members of the board of directors of Household out of the number fixed by our bylaws in the event we fail to declare and pay any four quarterly cumulative dividends, whether consecutive or not, on any series of preferred stock and shall be entitled to elect a majority of said directors should any eight quarterly cumulative dividends, whether consecutive or not, be unpaid. The right to elect members of the board of directors of Household shall continue until all unpaid dividends upon all series of preferred stock shall have been paid in full.

Under current provisions of the general corporation law of the state of Delaware, the holders of issued and outstanding preferred stock are entitled to vote as a class upon a proposed amendment to our restated certificate of incorporation, with the consent of a majority of said class being required to increase or decrease the aggregate number of authorized shares of preferred stock, increase or decrease the par value of shares of preferred stock, or alter or change the powers, preferences or special rights of the preferred stock as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock in an adverse manner, but would not affect the entire class of preferred stock, then only the shares of the series affected by the amendment would be considered a separate class for the purpose of determining who is entitled to vote on the proposed amendment.

Preemptive Rights. Holders of preferred stock have no preemptive rights to purchase any of our securities.

Depositary Shares

General. We may, at our option, elect to issue fractional shares of preferred shares, rather than full shares of preferred shares. In the event such option is exercised, we may elect to have a depositary issue receipts for depositary shares, each receipt representing a fraction, to be set forth in the prospectus supplement relating to a particular series of preferred shares, of a share of a particular series of preferred shares as described below.

The shares of any series of preferred shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary must have its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred shares represented by such depositary share, to all the rights and preferences of the preferred share represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred shares in accordance with the terms of an offering of the preferred shares. Copies of the forms of deposit agreement and depositary receipt are filed as exhibits to the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and with all the same rights of, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary receipts may have the depositary deliver to the holder the whole shares of preferred shares relating to the surrendered depositary receipts. Holders of depositary shares may receive whole shares of the related series of preferred shares on the basis set forth in the related prospectus supplement for such series of preferred shares, but holders of such whole shares will not after the exchange be entitled to receive depositary shares for their whole shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred shares to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received for the preferred shares to the record holders of depositary shares relating to the preferred shares in proportion to the numbers of such depositary shares owned by such holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make a distribution of the property. In that case the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to such holders.

Redemption of Depositary Shares. If a series of preferred shares represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred shares held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred shares redeemed by us. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Shares. Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred shares. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred shares represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

Amendment and Termination of the Deposit Agreement. We and depositary at any time may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. We or the depositary may terminate the deposit agreement only if all outstanding depositary shares have been redeemed, or there has been a final distribution in respect of the preferred shares in connection with any liquidation, dissolution or winding up of Household and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred shares and any redemption of the preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous. The depositary will forward to the record holders of the depositary shares relating to such preferred shares all reports and communications from us which are delivered to the depositary.

Neither we nor the depositary will be liable if either one is prevented or delayed by law or any circumstance beyond their control in performing the obligations under the deposit agreement. The obligations of Household and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. The depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Description of Authorized Series of Preferred Stock

The following summary describes our authorized series of preferred stock. You should read the more detailed provisions of our restated certificate of incorporation, as amended, including the respective certificates of designation, preferences and rights relating to a series of preferred stock for provisions that might be important to you.

 Glossary of Terms

"8 1/4 % Preferred" is the 8 1/4 Cummulative Preferred Stock, Series 1992-A of Household.

"5% Preferred" is the 5.00% Cummulative Preferred Stock (without Par Value) of Household.

"$4.50 Preferred" is the $4.50 Cummulative Preferred Stock (without Par Value) of Household.

"$4.30 Preferred" is the $4.30 Cummulative Preferred Stock (without Par Value) of Household.

"Junior Preferred" is the Series A Junior Participating Preferred Stock of Household.

"Outstanding Preferred" means collectively the 8 1/4% Preferred, 5% Preferred, $4.50 Preferred and the $4.30 Preferred.

"Rights" is the right to purchase from Household one thousandth of a share of Junior Preferred at a price of $300 per one thousandth of a share, subject to adjustment, as set forth in the rights agreement between Household and Harris Trust and Savings Bank.

  8 1/4% Preferred, 5% Preferred, $4.50 Preferred, and $4.30 Preferred

General. All of the Outstanding Preferred rank on a parity as to the payment of dividends and distribution of assets of Household upon the voluntary or involuntary liquidation, dissolution, or winding up of Household.

Dividends and Redemption. Holders of the 8 1/4% Preferred, 5% Preferred, $4.50 Preferred and $4.30 Preferred are entitled to receive quarterly cumulative dividends at an annual rate of $82.50, $50.00, $4.50 and $4.30 per share, respectively. All dividends have been paid to date. In the event of the liquidation, dissolution or winding up of Household, whether voluntary or involuntary, holders of the 8 1/4% Preferred, 5.00% Preferred, $4.50 Preferred, and $4.30 Preferred are entitled to receive $1,000, $50, $100 and $100 per share, respectively, plus accrued and unpaid dividends. The 8 1/4% Preferred is not redeemable prior to October 15, 2002. The 8 1/4% Preferred is redeemable, at our option, in whole or in part, from time to time on or after October 15, 2002, at $1,000 per share plus an amount equal to accrued and unpaid dividends. The 5% Preferred, $4.50 Preferred and the $4.30 Preferred is redeemable, at our option, in whole or in part, at any time, at $50, $103, $100 per share, respectively, plus an amount equal to accrued and unpaid dividends. None of the Outstanding Preferred is entitled to the benefits of any sinking fund.

Voting Rights. The holders of 8 1/4% Preferred have the right, voting as a class with each other and any other series of preferred stock ranking on a parity as to the payment of dividends or the distribution of assets and upon which like voting rights have been conferred and are exercisable, to elect two members of the board of directors of Household at the meeting of stockholders called for such purpose after six quarterly cumulative dividends on such preferred stock, whether consecutive or not, shall be in arrears. The right of such holders of preferred stock to elect members to the board of directors shall continue until such time as all dividends accrued on such stock shall have been paid in full, at which time such right shall terminate.

Each holder of the 5% Preferred, $4.50 Preferred, and $4.30 Preferred are entitled to vote on each matter submitted to a vote of stockholders of Household. In addition, at any time that three or more full semi-annual dividends, consecutive or not, are in arrears, until the dividends accrued and unpaid are paid in full, at any meeting of stockholders of Household held for election of directors, the holders of the 5% Preferred, $4.50 Preferred, and $4.30 Preferred are entitled, each voting as a class and to the exclusion of holders of all other classes of stock of Household, to elect two members of the board of directors of Household.

On any item on which the holders of the Outstanding Preferred are entitled to vote, the holders shall be entitled to one vote for each share held.

Conversion Rights. The holders of the Outstanding Preferred do not have any rights to convert their shares into shares of any other class or series of capital stock, or any other security, of Household.

 Junior Preferred Stock

Issuance. Currently, there are no shares of Junior Preferred issued or outstanding. Rights to purchase shares or fractions of the Junior Preferred have been distributed to holders of the common stock. The description and terms of the rights of holders of our common stock to purchase Junior Preferred are set forth in a rights agreement between us and Harris Trust and Savings Bank, which is further discussed below under "Description of Capital Stock--Preferred Share Purchase Rights".

Dividends. The holders of the Junior Preferred will receive, when, as and if declared by the board of directors out of funds legally available for that purpose, quarterly dividends payable in cash commencing after such shares or a fraction thereof are issued. Quarterly dividends will be in an amount per share, rounded to the nearest cent, equal to the greater of $1, or subject to adjustment as described below, 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of common stock or a subdivision, combination or reclassification thereof, declared on the common stock since the immediately preceding quarterly dividend payment date or the date of the first issuance of the Junior Preferred if the first dividend date has not yet occurred. In the event we shall at any time declare or pay any dividend on common stock payable in shares of common stock, or effect a subdivision, combination or reclassification of the outstanding shares of common stock into a greater or lesser number of shares of common stock, then in each such case the amount of dividends to which holders of Junior Preferred are entitled to shall be adjusted.

Dividends will begin to accrue and be cumulative on the Junior Preferred from the dividend date next preceding the date of issue unless the date of issue is prior to the record date for the first dividend date, in which case dividends will accrue and be cumulative from the date of issue. Dividends paid on shares of Junior Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

Conversion, Sinking Fund and Redemption. The Junior Preferred do not have any rights to convert to any other security issued by us and such shares are not redeemable at our option. In addition, there is no sinking fund for the Junior Preferred.

Voting Rights. The Junior Preferred generally votes together with the common stock as one class. Each share of Junior Preferred is entitled to 1,000 votes on all matters submitted to a vote of our stockholder. In the event we declare or pay any dividend on our common stock payable in shares of common stock, or subdivides, combines or reclassifies its shares of common stock into a greater or lesser number of shares of common stock, then the number of votes per share of the Junior Preferred shall be adjusted. Additionally, the Junior Preferred will have the right (as described above under "Description of Capital Stock-- Preferred Stock--Voting Rights") to vote, together with all other outstanding series of preferred stock for which such voting right have not been expressly withheld, to elect directors in the event dividends on any series of preferred stock are in arrears. In addition, our restated certificate of incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred so as to affect the Junior Preferred adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Junior Preferred, voting together as a single class. The certificate of designation, preferences and rights of the Junior Preferred expressly withholds all other special voting rights to which holders of preferred stock are entitled, except for voting rights otherwise provided by law.

Liquidation Preference. No distribution shall be made on any shares of stock ranking junior to the Junior Preferred upon any voluntary liquidation, dissolution or winding up of Household unless the holders of the Junior Preferred have received the greater of $1,000 per share plus accrued and unpaid dividends, or 1,000 times the aggregate amount to be distributed per share to holders of common stock. This liquidation amount shall be adjusted in the event we declare a stock split of the common stock or pay any dividend on common stock payable in shares of common stock, or effects a subdivision, combination or reclassification of the common stock into a greater or lesser number of shares. In the event our assets are insufficient to satisfy the liquidation preference of the Junior Preferred, the Junior Preferred shall share ratably with each series of preferred stock ranking on a parity (as to dividends or liquidation) with the Junior Preferred.

In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 1,000 times the amount received per common share. These rights are protected by customary anti-dilution provisions.

Preferred Share Purchase Rights

In July 1996, we entered into a rights agreement with Harris Trust and Savings Bank, as rights agent. The rights agreement is intended to address the threat of certain types of takeover activity deemed abusive and unfair to stockholders and to assure that all of our stockholders receive fair and equal treatment in the event of an unsolicited takeover. The rights agreement also enhances the bargaining position of our Board of Directors in negotiating on behalf of stockholders with potential acquirors of Household. The rights agreement provides that attached to each share of common stock is one right to purchase one thousandth of a share of Junior Preferred at a price of $300 per one thousandth of a share, subject to adjustment. The following description of the rights is qualified in its entirety by reference to the rights agreement, as amended, which has been filed with and is available from the offices of the SEC as referred to under "Where You Can Find More Information".

Until ten days following (i) a public announcement that a person or group of affiliated or associated persons acquired beneficial ownership of 15% or more of the outstanding shares of our common stock or (ii) the commencement or announcement of an intention to make a tender offer or exchange offer for 15% or more of the outstanding shares of such common stock, the earlier of such dates being called "distribution date", the Rights will be evidenced by outstanding common stock certificates. The rights agreement provides that, until the distribution date, the Rights will be transferred with and only with our common stock. Common stock certificates contain a notation incorporating the rights agreement by reference. Until the distribution date the surrender for transfer of any of our common stock certificates also constitutes the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights will be mailed to holders of record of our common stock as of the close of business on the distribution date, and such separate certificates alone will evidence the Rights.

The Rights are not exercisable until the distribution date. The Rights will expire on July 31, 2006, unless earlier redeemed or exchanged by us, in each case, as described below.

The purchase price payable, and the number of shares of Junior Preferred or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution

  . in the event of a stock dividend on, or a subdivision, combination or reclassification of the Junior Preferred,

  . upon the grant to holders of Junior Preferred of rights or warrants to subscribe for or purchase shares of Junior Preferred at a price, or convertible securities into preferred shares with a conversion price less than the current market price of the Junior Preferred, or

  . upon the distribution to holders of Junior Preferred of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings or dividends payable in Junior Preferred) or of subscription rights or warrants (other than those referred to above).

At any time after any person or group acquires beneficial ownership of 15% or more of the common stock, and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one thousandth of a preferred share (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

The number of outstanding Rights and the number of one thousandths of a preferred share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares will be issued (other than fractions which are integral multiples of one thousandth of a share which may, at our election, be evidenced by depository receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred on the last trading date prior to the date of exercise.

The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of the sum of .001% and the largest percentage of the outstanding common shares then known by us to be beneficially owned by any person or group of affiliated or associated persons, and 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an acquiring person no such amendment may adversely affect the interests of the holders of the rights.

For further information on the Junior Preferred, see the description of the Junior Preferred under "Capital Stock--Junior Preferred".

Common Stock

If shares of common stock are offered, the accompanying prospectus supplement will set forth the number of shares offered, the public offering price and information regarding our dividend history and common stock prices as reflected on the New York Stock Exchange Composite Tape, including a recent last sale price of the common stock.

Holders of common stock are entitled to receive dividends out of any funds legally available for that purpose as and if declared by our Board of Directors, subject to the prior dividend rights of preferred stock.

Subject to certain voting rights of the preferred stock described elsewhere herein, the holders of shares of common stock are entitled to vote at all meetings of the stockholders and are entitled to one vote for each share of common stock held.

The issued and outstanding shares of common stock are fully paid and non-assessable. The holders of common stock are not entitled to preemptive rights or conversion or redemption rights. The common stock does not have cumulative voting rights in the election of directors.

In the event of the voluntary dissolution, liquidation or winding up of Household, holders of common stock will be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, all of our remaining assets available for distribution.

Special Charter Provisions

Our restated certificate of incorporation, as amended, contains provisions, in accordance with Section 102(b)(7) of the General Corporation Law of the state of Delaware, eliminating the personal liability of our directors to our stockholders for money damages for breach of fiduciary duty as a director, provided that the liability of a director may not be eliminated or limited in the following circumstances:

  . for any breach of the directors' duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware general corporation law; and

  . for any transaction from which the director derived an improper personal benefit.

Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts, under which holders are obligated to purchase from us, and Household is obligated to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and either debt securities, or debt obligations of third parties, including U.S. Treasury securities, securing the holders, obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The accompanying prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

                             PLAN OF DISTRIBUTION

We may sell the securities being offered in one or more of the following ways from time to time:

  . to or through underwriters or dealers;

  . by ourselves directly to a limited number of purchasers or to a single purchaser;

  . through agents; or

  . through a combination of any of these methods of sale.

The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

  . the name or names of any underwriters, dealers or agents;

  . the purchase price of the securities being offered and the proceeds to us from such sale;

  . any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

  . the initial public offering price;

  . any discounts or concessions to be allowed or reallowed or paid to dealers; and

  . any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

We may, from time to time, directly sell securities or sell them through agents that we designate. Any agent involved in the offer or sale of securities for which this prospectus is delivered is named, and any commissions payable by us to the agent are set forth, in the prospectus supplement relating to the offering.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Household and affiliates of Household in the ordinary course of business.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase our securities pursuant to contracts providing for payment and delivery on a future date. These contracts may be made with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under these contracts will not be subject to any conditions except that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and if the securities are also being sold to underwriters, we shall have sold to these underwriters the securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect to the validity or performance of such contracts.

Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                      WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, we filed a registration statement (No. 333-60510) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information including copies of the documents referenced in this prospectus which are filed as exhibits to that registration statement.

Household files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we filed with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  (a) Annual Report on Form 10-K for the year ended Decmeber 31, 2000;

  (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

  (c) Current Reports on Form 8-K filed on January 17, 2001 and April 18,
  2001.

All documents Household files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the securities described in this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning Household at the following address:

    Household International, Inc.
    Corporate Secretary
    2700 Sanders Road
    Prospect Heights, Illinois 60070
    (847) 564-5000

You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

                                 ERISA MATTERS

The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Notes on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Code prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the
Code). Thus, a Plan fiduciary considering the purchase of Notes should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

Household may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Notes by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which Household International is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Notes are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts) or PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts). Any pension or other employee benefit plan proposing to acquire any Notes should consult with its counsel.

                                LEGAL OPINIONS

The legality of the securities will be passed upon for Household by John W. Blenke, Vice President--Corporate Law for Household International, Inc. Certain legal matters will be passed upon for any underwriters and agents by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International, Inc. and owns, and holds options to purchase, shares of common stock of Household International, Inc.

                                    EXPERTS

The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.